Exhibit 10.3
OPTION AGREEMENT

THE BOARD OF DIRECTORS of IFT Corporation authorized and approved the Equity Incentive Plan ("Plan"). The Plan provides for the grant of Options to employees of IFT Corporation and its subsidiaries (“Company”). Unless otherwise provided herein all defined terms shall have the respective meanings ascribed to them under the Plan.

1.  Grant of Option. Pursuant to authority granted to it under the Plan, the Administrator responsible for administering the Plan hereby grants to Douglas J. Kramer, as an employee of the Company (“Optionee”) and as of July 12, 2005 ("Grant Date"), the following Option: 2,000,000. Each Option permits you to purchase one share of IFT Corporation’s common stock, $.01 par value per share ("Shares").

2.  Character of Options. Pursuant to the Plan, Options granted herein may be Incentive Stock Options or Non-Qualified Stock Options, or both. To the extent permitted under the Plan and by law, such Options shall first be considered Incentive Stock Options.

3.  Exercise Price. The Exercise Price for each Non-Qualified Stock Option granted herein is $.67 per Share, and exercise price for each Incentive Stock Option granted herein shall be $.67 per Share.

4.  Exercisability. The exercisability of the Options granted hereby is subject to the following performance criteria and restrictions:

4.1   Vesting Schedule. The Options vest according to the following Sales Goal Thresholds:

4.1.1	480,000 Options upon reaching $ 12 Million in Sales during a fiscal year;
4.1.2	340,000 Options upon reaching $ 18 Million in Sales during a fiscal year;
4.1.3	340,000 Options upon reaching $ 24 Million in Sales during a fiscal year;
4.1.4	340,000 Options upon reaching $ 30 Million in Sales during a fiscal year; and
4.1.5	500,000 Options upon reaching $ 40 Million in Sales during a fiscal year.

4.2     Sales Goal Thresholds Non-Repetitive. The Sales Goals Thresholds and number of Options referenced in Section 4.1 are non-repetitive, which means once a particular Sales Goal Threshold has been met during any fiscal year, that same Sales Goal is not eligible to be used again for additional shares during any other fiscal year (e.g. if the Sales Goal in 4.1.1 is met during the 2005 fiscal year, then that same opportunity is not available for any other fiscal year).

4.3     Gross Profit Margin Requirement. In addition to the Sales Goal Thresholds requirement, a 25% Gross Profit Margin must be achieved for the number of Options apportioned to each Sales Goal Threshold set forth in Section 4.1 to vest. “Gross Profit Margin” is calculated by taking Gross Profit and dividing it by Total Sales Revenue. Notwithstanding the foregoing, at the sole discretion of the Company’s Board of Directors, upon recommendation of the Compensation Committee, the Gross Profit Margin Requirement described in this Section 4.3 may be decreased or waived entirely for an acquisition(s) or merger or otherwise adjusted as determined by the Compensation Committee. This Section 4.3 in no way requires the Corporation to make an acquisition(s) or merge with any other entity.

4.4     Vesting Procedure. The determination of whether or not a particular Sales Goal Threshold and Gross Profit Margin, including any adjustments thereto, if any, is met during a given year is made by the Compensation Committee based on the independent annual audited financial statements of the Company, as approved by the Audit Committee, and ratification and approval of such determination by the Board of Directors.

4.5               Restrictions on Exercisability. Options, when vested, shall be exercisable over a declining four year period beginning on the date of hire of the Optionee, based on a 25% and 75% formula. To illustrate:

4.5.1  Assume 480,000 Options vest in accordance with the procedures set forth in Section 4.4 on March 31, 2006 for the 2005 fiscal year, the Options are exercisable as follows: (a) March 31, 2006 = 30,000 Options; (b) December 31, 2006 = 30,000 Options; December 31, 2007 = 30,000 Options; December 31, 2008 = 30,000 Options; and January 31, 2009 = 360,000 Options.

4.5.2  Assume 340,000 Options vest in accordance with the procedures set forth in Section 4.4 on March 31, 2007 for the 2006 fiscal year, the Options are exercisable as follows: (a) March 31, 2007 = 28,050 Options; (b) December 31, 2007 = 28,050 Options; (c) December 31, 2008 = 28,900 Options; and January 31, 2009 = 255,000 Options.

5.  Term of Options. The term of each Option granted herein shall be for a term of up to six (6) years from the Grant Date, provided, however, that the term of any Incentive Stock Option granted herein to the Optionee who is at the time of the grant, a Ten Percent Owner, shall not be exercisable after the expiration of five (5) years from the Grant Date.

6.  Payment of Exercise Price. Options represented hereby may be exercised in whole or in part by delivering to the Company your payment of the Exercise Price of the Option so exercised (i) in cash, by check or cash equivalent, (ii) by tender to the Company of shares of Stock (as defined in the Plan) owned by the Participant having a Fair Market Value not less than the exercise price; (iii) by tender to the Company of a written consent to accept a reduction in the number of shares of Stock to which the Option relates (“Reduced Number of Shares”), which Reduced Number of Shares, when ascribed a value, shall be equal to the exercise price of the balance of shares of Stock covered by the Option; (iv) by delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a "Cashless Exercise"), (v) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (vi) by any combination thereof. The Company reserves, at any and all times, the right, in the Company's sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise.

7.  Limits on Transfer of Options. The Option granted herein shall not be transferable by you otherwise than by will or by the laws of descent and distribution, except for gifts to family members subject to any specific limitation concerning such gift by the Administrator in its discretion; provided, however, that you may designate a beneficiary or beneficiaries to exercise your rights and receive any Shares purchased with respect to any Option upon your death. Each Option shall be exercisable during your lifetime only by you or, if permissible under applicable law, by your legal representative. No Option herein granted or Shares underlying any Option shall be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company. Notwithstanding the foregoing, to the extent permitted by the Administrator, in its discretion, an Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 Registration Statement under the Securities Act of 1933, as amended.

8.  Termination of Employment. If your employment is terminated with the Company, the Option and any unexercised portion shall be subject to the provisions below:

(a)  Upon the termination of your employment with the Company, to the extent not theretofore exercised, your Option shall continue to be valid; provided, however, that:

(i)  If the Participant shall die while in the employ of the Company or during the one (1) year period, whichever is applicable, specified in clause (ii) below and at a time when such Participant was entitled to exercise an Option as herein provided, the legal representative of such Participant, or such Person who acquired such Option by bequest or inheritance or by reason of the death of the Participant, may, not later than fifteen (15) months from the date of death, exercise such Option, to the extent not theretofore exercised, in respect of any or all of such number of Shares specified by the Administrator in such Option; and

(ii)  If the employment of any Participant to whom such Option shall have been granted shall terminate by reason of the Participant's retirement (at such age upon such conditions as shall be specified by the Board of Directors), disability (as described in Section 22(e) of the Code) or dismissal by the Company other than for cause (as defined below), and while such Participant is entitled to exercise such Option as herein provided, such Participant shall have the right to exercise such Option so granted, to the extent not theretofore exercised, in respect of any or all of such number of Shares as specified by the Administrator in such Option, at any time up to one (1) year from the date of termination of the Optionee's employment by reason of retirement or dismissal other than for cause or disability, provided, that if the Optionee dies within such twelve (12) month period, subclause (i) above shall apply.

(b)  If you voluntarily terminate your employment, or are discharged for cause, any Options granted hereunder shall forthwith terminate with respect to any unexercised portion thereof.

(c)  If any Options granted hereunder shall be exercised by your legal representative if you should die or become disabled, or by any person who acquired any Options granted hereunder by bequest or inheritance or by reason of death of any such person written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative or other person to exercise such Options.

(d)  For all purposes of the Plan, the term "for cause" shall mean "cause" as defined in the Plan or your employment agreement with the Company.

9.  Restriction; Securities Exchange Listing. All certificates for shares delivered upon the exercise of Options granted herein shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state securities laws, and the Administrator may cause a legend or legends to be placed on such certificates to make appropriate reference to such restrictions.

10.  Adjustments. If there is any change in the capitalization of the Company affecting in any manner the number or kind of outstanding shares of Common Stock of the Company, whether by stock dividend, stock split, reclassification or recapitalization of such stock, or because the Company has merged or consolidated with one or more other corporations (and provided the Option does not thereby terminate pursuant to Section 5 hereof), then the number and kind of shares then subject to the Option and the price to be paid therefor shall be appropriately adjusted by the Board of Directors; provided, however, that in no event shall any such adjustment result in the Company's being required to sell or issue any fractional shares. Any such adjustment shall be made without change in the aggregate purchase price applicable to the unexercised portion of the option, but with an appropriate adjustment to the price of each Share or other unit of security covered by this Option.

11.  Change in Control. In the event of a Change in Control (as defined in the Plan), the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the "Acquiror"), may, without the consent of any Participant, either assume the Company's rights and obligations under outstanding Options or substitute for outstanding Options substantially equivalent options for the Acquiror's stock. In the event the Acquiror elects not to assume or substitute for outstanding Options in connection with a Change in Control, the Committee shall provide that any unexercised and/or unvested portions of outstanding Options shall be immediately exercisable and vested in full as of the date thirty (30) days prior to the date of the Change in Control. The exercise and/or vesting of any Option that was permissible solely by reason of this Section 11 shall be conditioned upon the consummation of the Change in Control. Any Options which are not assumed by the Acquiror in connection with the Change in Control nor exercised as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

12.  Amendment to Options Herein Granted. The Options granted herein may not be amended without your consent.

13.  Withholding Taxes. As provided in the Plan, the Company may withhold from sums due or to become due to Optionee from the Company an amount necessary to satisfy its obligation to withhold taxes incurred by reason of the disposition of the Shares acquired by exercise of the Options in a disqualifying disposition (within the meaning of Section 421(b) of the Code), or may require you to reimburse the Company in such amount.

IFT CORPORATION

/s/ Sharmeen Hugue, Secretary	7/12/05	/s/ Sherry Lawson	7/12/05
Sharmeen Hugue	Date	Witness	Date
Corporate Secretary

OPTIONEE

/s/ Douglas J. Kramer	7/12/05	/s/ Kelly Shannon-Hicks	7/12/05
Douglas J. Kramer	Date	Witness	Date